News Release
Contact: Ashis Bhattacharya - Investor Relations - 952-828-8414 - abhattacharya@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2017 RESULTS
-- Quarterly Revenues Increased 73% and Full Year Revenues Increased 59% on Strong Towable Segment Growth --
-- Quarterly EPS of $0.79 and Full Year EPS of $2.32, Up 61% and 38%, Respectively, over Prior Year --
-- Gross Margins Increased 410 Basis Points in Fourth Quarter and 280 Basis Points in Full Year --
-- Board Approved Quarterly Cash Dividend of $0.10 per Share and $70 Million Share Repurchase Authorization --

FOREST CITY, IOWA, October 19, 2017 - Winnebago Industries, Inc. (NYSE:WGO), a leading United States recreation vehicle manufacturer, today reported financial results for the Company's fourth quarter and full year Fiscal 2017.

Fourth Quarter Fiscal 2017 Results
Revenues for the Fiscal 2017 fourth quarter ended August 26, 2017, were $454.9 million, an increase of 72.8% compared to $263.3 million for the Fiscal 2016 period. Gross profit was $73.6 million, an increase of 130.9% compared to $31.9 million for the Fiscal 2016 period. Gross profit margin increased 410 basis points, primarily driven by the favorable mix from the accelerated growth in the more profitable Towable segment. Operating income was $43.5 million for the current quarter, an improvement of 130.2% compared to $18.9 million in the fourth quarter of last year. Fiscal 2017 fourth quarter net income was $24.9 million, or $0.79 per diluted share, an increase of 89.6% compared to $13.1 million, or $0.49 per diluted share, in the same period last year. Consolidated Adjusted EBITDA was $47.8 million for the quarter, compared to $18.1 million last year, an increase of 163.4%.

President and Chief Executive Officer Michael Happe commented, “We made significant progress in Fiscal 2017 to transform Winnebago Industries into a larger, more profitable outdoor lifestyle company offering a full line of RVs. We continue to deliver robust sales growth and gross margin improvements, driven largely by the strong performance of our Grand Design division and the organic growth in our Winnebago-branded Towable division. On the Motorized side, our results reflect our strategic direction of repositioning and simplifying our product line, but also the changing trends of the Motorized buyer to more affordable Class A and Class C motorhomes. Our work to streamline and reinvigorate our Motorized product line is an active priority. We are excited about the changes we are making to all of our product offerings, design processes, and manufacturing environments across the Company. Thanks to the overall balance in our portfolio, we continue to report strong improvements in our financial results and key financial metrics. Our cash flow has been very strong which allowed us to pay down our debt ahead of schedule with total debt reduction of $69.0 million since the end of the first quarter. I want to thank all our Winnebago Industries employees for their hard work over the year and their continued dedication to providing our customers with an extraordinary experience and strengthening our Company overall.”

Full Year Fiscal 2017 Results
Year over year, Fiscal 2017 revenues of $1.547 billion increased 58.6% from $975.2 million in Fiscal 2016. Gross profit improved 280 basis points, primarily due to favorable business mix driven by the addition of Grand Design and the strong growth in the Towable segment overall. Operating income was $125.1 million for Fiscal 2017, an improvement of 90.3% compared to $65.7 million in Fiscal 2016. Net income for Fiscal 2017 was $71.3 million, or $2.32 per diluted share, an increase of 38.1% compared to the $1.68 per diluted share in last fiscal year. Fiscal 2017 consolidated Adjusted EBITDA was $138.9 million, an increase of 122.9% from $62.3 million in Fiscal 2016.

Significant items related to the Grand Design acquisition that are impacting income before income taxes in the fourth quarter of Fiscal 2017 and for the fiscal year:

•	Additional transaction costs related to the acquisition were minimal in the fourth quarter. For the full year, transaction costs were $6.6 million, or $0.14 per diluted share, net of tax.

•
For the fourth quarter, amortization expenses of $2.1 million were recorded related to the definite-lived intangible assets acquired, or $0.04 per diluted share, net of tax. For the full year, amortization expenses of $24.7 million were recorded, or $0.53 per diluted share, net of tax. We expect ongoing amortization expense will be approximately $2.0 million per quarter through Fiscal 2021.

•
Interest expense of $5.3 million was recorded in the fourth quarter related to the debt associated with the acquisition of Grand Design, or $0.11 per diluted share, net of tax. For the full year, interest expense of $16.8 million was recorded, or $0.36 per diluted share, net of tax.

Motorized
In the fourth quarter, revenues for the Motorized segment were $226.2 million, down 4.4% from the previous year. Segment Adjusted EBITDA was $12.2 million, down 31.0% from the prior year. Adjusted EBITDA margin decreased 210 basis points, primarily driven by pricing adjustments and costs associated with transitioning production to the Company’s Junction City, Oregon facility.

For the full year Fiscal 2017, revenues for the Motorized segment were $861.9 million, down 2.7% from Fiscal 2016. Segment Adjusted EBITDA for the full year was $43.9 million, down 23.4% from Fiscal 2016. Adjusted EBITDA margin decreased 140 basis points due to the same factors noted in the fourth quarter.

Towable
Revenues for the Towable segment were $228.7 million for the quarter, up $202.1 million over the prior year, driven by the addition of $193.4 million in revenue from the Grand Design acquisition and continued strong organic growth in Winnebago-branded Towable products, which increased 33% compared to last year. Segment Adjusted EBITDA was $35.6 million, up $34.8 million over the prior year. Adjusted EBITDA margin increased 1,250 basis points, driven by higher volumes and a favorable product mix, including the addition of Grand Design products within this segment. Margins in the Towable segment were also impacted by a $2.9 million (125 basis points) inventory adjustment in the fourth quarter reflecting an improvement in material usage efficiencies.

For the full year Fiscal 2017, revenues for the Towable segment were $685.2 million, up $595.8 million from Fiscal 2016, driven by the addition of $559.7 million in revenue from the Grand Design acquisition and 40% organic growth in Winnebago-branded Towable products. Segment Adjusted EBITDA for Fiscal 2017 was $94.9 million, up $90.0 million from Fiscal 2016. Adjusted EBITDA margin increased 840 basis points for the full year.

Balance Sheet and Cash Flow
As of August 26, 2017, the Company had total outstanding debt of $274.6 million ($284.0 million of debt, net of debt issuance costs of $9.4 million) and working capital of $147.0 million. The debt-to-equity ratio was 62.2% and the current ratio was 1.9 as of the end of the quarter and fiscal year. Cash flow from operations was $29.8 million in the quarter and $97.1 million for the full year, an increase of 42% and 84%, respectively, from the prior period in Fiscal 2016.

Quarterly Cash Dividend
On October 18, 2017, the Company’s Board of Directors approved a quarterly cash dividend of $0.10 per share payable on November 29, 2017, to common stockholders of record at the close of business on November 15, 2017.

Share Repurchase Authorization
On October 18, 2017, the Company's Board of Directors authorized a share repurchase program in the amount of $70 million, which is approximately 5% of the Company's market capitalization as of October 18, 2017.

Mr. Happe continued, "As we head into Fiscal 2018 as a larger, broader, and more profitable organization, we will continue our work to build a company that can generate materially more value in the future. We have very strong brands, and our long-term aspiration is to be the undisputed leader in the market. We are seeing a tremendous amount of interest from dealers and customers in the five new product offerings recently introduced:

•	Class A Diesel Horizon, offering a fresh interior with contemporary styling unlike any other offering at its price point;

•	Class A Gas Intent, which strengthens Winnebago's position in the Class A value segment;

•	Class B Revel, which is an off-road four-by-four that targets a previously unmet market;

•
Minnie Plus fifth wheel from our Winnebago-branded Towable division which extends the popular Minnie series into the fifth wheel market with open floor plans, modest weights, and a mid-profile design; and finally,

•	Reflection fifth wheel, a new half-ton offering from Grand Design that provides maximum towability at a value price point.
As announced last quarter, the Company's Board of Directors approved a facilities expansion for Grand Design, and good progress has been made on that project, which is scheduled to increase production midway through Fiscal 2018. In addition, we are pleased to announce today that the Board of Directors has recently approved a $12 million facility expansion for our Winnebago-branded Towable division that will add capacity in this fast growing division. We intend to continue to invest in our growth opportunities while seeking to generate strong cash flow to further reduce our debt, keep our balance sheet strong, and fund profitable growth as we work to become the premier outdoor lifestyle company.”

Conference Call
Winnebago Industries, Inc. will conduct a conference call to discuss fourth quarter and full year Fiscal 2017 results at 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading U.S. manufacturer of recreation vehicles under the Winnebago and Grand Design brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, and fifth wheel products. Winnebago has multiple facilities in Iowa, Indiana, Oregon, and Minnesota. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago's investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, any unexpected expenses related to ERP, risks relating to the integration of our acquisition of Grand Design including: risks inherent in the achievement of cost synergies and the timing thereof; risks related to the disruption of the transaction to Winnebago and Grand Design and its management; the effect of integration on Grand Design's ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties, risk related to compliance with debt covenants and leverage ratios, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income
(In thousands, except percent and per share data)

	Three Months Ended
	August 26, 2017		August 27, 2016
Net revenues	$454,936	100.0%	$263,254	100.0%
Cost of goods sold	381,354	83.8%	231,387	87.9%
Gross profit	73,582	16.2%	31,867	12.1%
SG&A:
Selling	10,104	2.2%	5,108	1.9%
General and administrative	17,707	3.9%	9,466	3.6%
Postretirement health care benefit income	—	—%	(1,593)	(0.6)%
Transaction costs	218	—%	—	—%
Amortization of intangible assets	2,082	0.5%	—	—%
Total SG&A expenses	30,111	6.6%	12,981	4.9%
Operating income	43,471	9.6%	18,886	7.2%
Interest expense	5,266	1.2%	—	—%
Non-operating income	(193)	—%	(263)	(0.1)%
Income before income taxes	38,398	8.4%	19,149	7.3%
Provision for income taxes	13,475	3.0%	6,003	2.3%
Net income	$24,923	5.5%	$13,146	5.0%
Income per common share:
Basic	$0.79		$0.49
Diluted	$0.79		$0.49
Weighted average common shares outstanding:
Basic	31,591		26,896
Diluted	31,718		27,036
Percentages may not add due to rounding differences.

	Year Ended
	August 26, 2017		August 27, 2016
Net revenues	$1,547,119	100.0%	$975,226	100.0%
Cost of goods sold	1,324,542	85.6%	862,577	88.4%
Gross profit	222,577	14.4%	112,649	11.6%
SG&A:
Selling	35,668	2.3%	19,823	2.0%
General and administrative	55,347	3.6%	33,209	3.4%
Postretirement health care benefit income	(24,796)	(1.6)%	(6,124)	(0.6)%
Transaction costs	6,592	0.4%	—	—%
Amortization of intangible assets	24,660	1.6%	—	—%
Total SG&A expenses	97,471	6.3%	46,908	4.8%
Operating income	125,106	8.1%	65,741	6.7%
Interest expense	16,837	1.1%	—	—%
Non-operating income	(330)	—%	(457)	—%
Income before income taxes	108,599	7.0%	66,198	6.8%
Provision for taxes	37,269	2.4%	20,702	2.1%
Net income	$71,330	4.6%	$45,496	4.7%
Income per common share:
Basic	$2.33		$1.69
Diluted	$2.32		$1.68
Weighted average common shares outstanding:
Basic	30,648		26,925
Diluted	30,766		27,033
Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	Aug 26, 2017	Aug 27, 2016
ASSETS
Current assets:
Cash and cash equivalents	$35,945	$85,583
Receivables, net	124,539	66,184
Inventories	142,265	122,522
Prepaid expenses and other assets	11,388	6,300
Total current assets	314,137	280,589
Total property and equipment, net	71,560	55,931
Other assets:
Goodwill	242,728	1,228
Other intangible assets, net	228,440	—
Investment in life insurance	27,418	26,492
Deferred income taxes	12,736	18,753
Other assets	5,493	7,725
Total assets	$902,512	$390,718

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$79,194	$44,134
Current maturities of long-term debt	2,850	—
Income taxes payable	7,450	19
Accrued expenses	77,664	48,796
Total current liabilities	167,158	92,949
Non-current liabilities:
Long-term debt, less current maturities	271,726	—
Unrecognized tax benefits	1,606	2,461
Deferred compensation and postretirement health care benefits, net of current portion	19,270	26,949
Other	1,078	—
Total non-current liabilities	293,680	29,410
Shareholders' equity	441,674	268,359
Total liabilities and shareholders' equity	$902,512	$390,718

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	Aug 26, 2017	Aug 27, 2016
Operating activities:
Net income	$71,330	$45,496
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,315	5,745
Amortization of intangible assets	24,660	—
Amortization of debt issuance costs	1,596	—
LIFO expense	1,722	1,153
Stock-based compensation	2,977	3,293
Deferred income taxes	8,360	2,233
Postretirement benefit income and deferred compensation expenses	(23,379)	(4,292)
Other	(1,257)	(935)
Change in assets and liabilities:
Inventories	(6,165)	(11,510)
Receivables, prepaid and other assets	(27,597)	1,217
Income taxes and unrecognized tax benefits	7,045	85
Accounts payable and accrued expenses	33,697	14,253
Postretirement and deferred compensation benefits	(3,177)	(3,992)
Net cash provided by operating activities	97,127	52,746

Investing activities:
Purchases of property, plant and equipment	(13,993)	(24,551)
Proceeds from the sale of property	223	18
Acquisition of business, net of cash acquired	(392,473)	—
Other	858	1,141
Net cash used in investing activities	(405,385)	(23,392)

Financing activities:
Payments for purchase of common stock	(1,530)	(3,066)
Payments of cash dividends	(12,738)	(10,891)
Payments of debt issuance costs	(11,020)	—
Borrowings on credit facility	366,400	—
Repayment of credit facility	(82,400)	—
Other	(92)	(53)
Net cash provided by (used in) financing activities	258,620	(14,010)

Net (decrease) increase in cash and cash equivalents	(49,638)	15,344
Cash and cash equivalents at beginning of period	85,583	70,239
Cash and cash equivalents at end of period	$35,945	$85,583

Supplemental cash flow disclosure:
Income taxes paid, net	$21,421	$18,449
Interest paid	$11,893	$—

Non-cash transactions:
Issuance of Winnebago common stock for acquisition of business	$124,066	$—
Capital expenditures in accounts payable	$1,021	$903

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Motorized
(In thousands, except unit data)

	Quarter Ended
	Aug 26, 2017	% of Revenue	Aug 27, 2016	% of Revenue	Change
Net revenues	$226,191		$236,652		$(10,461)	(4.4)%
Adjusted EBITDA	12,210	5.4%	17,683	7.5%	(5,473)	(31.0)%

Unit deliveries	Aug 26, 2017	Product Mix % (1)	Aug 27, 2016	Product Mix % (1)	Change
Class A	920	39.0%	684	28.1%	236	34.5%
Class B	393	16.6%	408	16.7%	(15)	(3.7)%
Class C	1,048	44.4%	1,344	55.2%	(296)	(22.0)%
Total motorhomes	2,361	100.0%	2,436	100.0%	(75)	(3.1)%

	Year Ended
	Aug 26, 2017	% of Revenue	Aug 27, 2016	% of Revenue	Change
Net revenues	$861,922		$885,814		$(23,892)	(2.7)%
Adjusted EBITDA	43,948	5.1%	57,365	6.5%	(13,417)	(23.4)%

Unit deliveries	Aug 26, 2017	Product Mix % (1)	Aug 27, 2016	Product Mix % (1)	Change
Class A	3,182	34.4%	2,925	31.4%	257	8.8%
Class B	1,541	16.6%	1,239	13.3%	302	24.4%
Class C	4,537	49.0%	5,143	55.3%	(606)	(11.8)%
Total motorhomes	9,260	100.0%	9,307	100.0%	(47)	(0.5)%

			As Of
Backlog (2)			Aug 26, 2017	Aug 27, 2016	Change
Units			1,293	1,139	154	13.5%
Dollars			$122,142	$107,621	$14,521	13.5%

Dealer Inventory
Units			4,282	4,345	(63)	(1.4)%

(1) Percentages may not add due to rounding differences.
(2) We include in our backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Towable
(In thousands, except unit data)

	Quarter Ended
	Aug 26, 2017	% of Revenue	Aug 27, 2016	% of Revenue	Change
Net revenues	$228,745		$26,602		$202,143	759.9%
Adjusted EBITDA	35,589	15.6%	817	3.1%	34,772	4,256.1%

Unit deliveries	Aug 26, 2017	Product Mix % (1)	Aug 27, 2016	Product Mix % (1)	Change
Travel trailer	4,736	62.3%	1,051	85.9%	3,685	350.6%
Fifth wheel	2,864	37.7%	173	14.1%	2,691	1,555.5%
Total towables	7,600	100.0%	1,224	100.0%	6,376	520.9%

	Year Ended
	Aug 26, 2017	% of Revenue	Aug 27, 2016	% of Revenue	Change
Net revenues	$685,197		$89,412		$595,785	666.3%
Adjusted EBITDA	94,929	13.9%	4,952	5.5%	89,977	1,817.0%

Unit deliveries	Aug 26, 2017	Product Mix % (1)	Aug 27, 2016	Product Mix % (1)	Change
Travel trailer	13,650	60.7%	3,613	86.0%	10,037	277.8%
Fifth wheel	8,824	39.3%	586	14.0%	8,238	1,405.8%
Total towables	22,474	100.0%	4,199	100.0%	18,275	435.2%

			As Of
Backlog (2)			Aug 26, 2017	Aug 27, 2016	Change
Units			8,001	492	7,509	1,526.2%
Dollars			$229,706	$8,420	$221,286	2,628.1%

Dealer Inventory
Units			9,545	2,156	7,389	342.7%

(1) Percentages may not add due to rounding differences.
(2) We include in our backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.

Non-GAAP Reconciliation
We have provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The following table reconciles net income to consolidated Adjusted EBITDA.

	Quarter Ended		Year Ended
(In thousands)	Aug 26, 2017	Aug 27, 2016	Aug 26, 2017	Aug 27, 2016
Net income	$24,923	$13,146	$71,330	$45,496
Interest expense	5,266	—	16,837	—
Provision for income taxes	13,475	6,003	37,269	20,702
Depreciation	2,028	1,502	7,315	5,745
Amortization of intangible assets	2,082	—	24,660	—
EBITDA	47,774	20,651	157,411	71,943
Postretirement health care benefit income	—	(1,593)	(24,796)	(6,124)
Legal settlement	—	(650)	—	(3,400)
Transaction costs	218	355	6,592	355
Non-operating income	(193)	(263)	(330)	(457)
Adjusted EBITDA	$47,799	$18,500	$138,877	$62,317

We have provided non-GAAP performance measures of EBITDA and Adjusted EBITDA as a comparable measure to illustrate the effect of non-recurring transactions occurring during the quarter and improve comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense.  We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because each measure excludes amounts that we do not consider part of our core operating results when assessing our performance. These types of adjustments are also specified in the definition of certain measures required under the terms of our credit facility. Examples of items excluded from Adjusted EBITDA include the postretirement health care benefit income from terminating the plan, a favorable legal settlement and the transaction costs related to our acquisition of Grand Design.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance and trends as well as our performance relative to competitors and peers that publish similar measures; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our board of directors to enable our board of directors to have the same measurement basis of operating performance as is used by management in their assessments of performance and in forecasting and budgeting for our company; and, (d) to evaluate potential acquisitions. We believe these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.